Exhibit 99.1

Press Contact: Gina Sheibley
Email: gsheibley@salesforce.com
Phone: 917-297-8411

Salesforce Names Bret Taylor President and Chief Product Officer and Names Alex Dayon President and Chief Strategy Officer

SAN FRANCISCO, November 21, 2017 - Salesforce (NYSE: CRM), the global leader in CRM, today named Bret Taylor President and Chief Product Officer, and named Alex Dayon President and Chief Strategy Officer. Taylor will be responsible for driving Salesforce’s global product vision, design and development, and go-to-market strategy. Dayon will lead strategic initiatives, working closely with Salesforce’s customers on product direction and transformation. Both executives will report to Chairman and CEO Marc Benioff.

“We are fortunate to have two such exceptional technology leaders in Alex and Bret to help lead Salesforce’s next wave of growth, innovation and customer success,” said Benioff.

Taylor is currently the co-founder and CEO of Quip, which was acquired by Salesforce in 2016.
He has spent his career building widely used products for businesses and consumers. Prior to founding Quip, Taylor served as the CTO of Facebook, which he joined in 2009 after it acquired his social networking company, FriendFeed. Bret also spent several years at Google, where he co-created Google Maps.

Dayon joined Salesforce in 2008, when the company he founded, InStranet, was acquired by Salesforce. During his nine year tenure in Salesforce’s product organization, Dayon led the growth, expansion and evolution of Salesforce’s product portfolio-transforming the company from a disruptor in sales force automation to the global leader in CRM with market leading solutions across sales, service, marketing, commerce and more.

About Salesforce
Salesforce, the global CRM leader, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.
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